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                                                                    EXHIBIT 21.1

                   SUBSIDIARIES OF ONYX SOFTWARE CORPORATION

EnCyc, Inc., a Michigan subsidiary

ONYX Software Canada Inc., an Ontario subsidiary

ONYX Software UK, Ltd., a Great Britain subsidiary

ONYX Software Asia Pte Ltd., a Singapore subsidiary

ONYX Software Australia Pty, Ltd., a New South Wales subsidiary

ONYX International Sales Corporation, a Barbados subsidiary